Exhibit 10.5
September 17, 2008
Mr. K. Earl Durden
Managing Member
Durden Enterprises, LLC
2605 Thomas Drive, Suite 150
Panama City, Florida 32408
Dear Earl:
     In connection with the purchase by Durden Enterprises, LLC (“Purchaser”) of $10,000,000 in aggregate principal amount of Superior Bank 9.5% Subordinated Notes due September 15, 2018 and the issuance to Purchaser of a warrant to purchase 1,000,000 shares of common stock of Superior Bancorp, I hereby confirm that Purchaser has the option to purchase up to an additional $10,000,000 in Superior Bank subordinated debt and receive additional warrants for Superior Bancorp common stock. The terms and conditions of future debt and warrants shall be substantially as set forth in the present documents with such adjustments as are necessary to reflect the market conditions at the time the additional debt and warrants are issued. The right to exercise any warrants issued in connection with the Purchaser’s purchase of additional subordinated debt pursuant to this letter agreement will expire not later than September 15, 2018.

Very truly yours,

/s/ C. Stanley Bailey C. Stanley Bailey
Chairman and Chief Executive Officer